EXHIBIT 10.1

Amendment Adopted November 15, 2004 by Board of Directors
and Approved by the Shareholders on January 31, 2005
to the
SurModics, Inc.
2003 Equity Incentive Plan

     The number of shares reserved and available under the Plan is increased from 600,000 shares to 2,400,000 shares by hereby amending the second sentence of Section 6 of the Plan to read in its entirety as follows:

“Two Million Four Hundred Thousand (2,400,000) shares of Option Stock shall be reserved and available for options and stock awards under the Plan; provided, however, that the total number of shares of Option Stock reserved for options and stock awards under this Plan shall be subject to adjustment as provided in Section 12 of the Plan.”

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